Exhibit 3.118

ILLINOIS SHELF PROJECT #23, L.L.C.,
an Illinois limited liability company

OPERATING AGREEMENT

This Operating Agreement (this “Agreement”) dated as of January 4, 2001, is entered into among HEARTHSTONE-MSII HOMEBUILDING INVESTORS, LLC, a Delaware limited liability company and HEARTHSTONE-SEPII HOMEBUILDING INVESTORS, LLC, a Delaware limited liability company (together, the “Hearthtone Affiliates”), KIMBALL HILL, INC., an Illinois corporation (“Kimball Hill”) and HEARTHSTONE, a California corporation, as manager (“Manager”).

Upon the terms and subject to the conditions described below, the parties agree as follows:

SECTION 1
DEFINED TERMS

The terms set forth below shall have the indicated meanings.

“Additional Capital Contribution” shall mean the cash contributions to the Company made from time to time by Kimball Hill at the call of Manager pursuant to Section 7.1.4 of this Agreement.

“Act” means the Limited Liability Company Act of Illinois (805 ILCS 180/1-1, et seq.), as amended from time to time.

“Additional Manager” means any Person admitted to the Company as a Manager pursuant to Section 12.

“Adjusted Balance” shall mean each Member’s Capital Account balance increased by such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)           Such Capital Account shall be deemed to be increased by any amounts which such Member is obligated to contribute to the Company pursuant to this Agreement.

(b)           Such Capital Account shall be deemed to be increased by the amount of such Member’s share of Company Minimum Gain, including any Member Nonrecourse Debt Minimum Gain; and

(c)           Such Capital Account shall be deemed to be decreased by the items described in Treas. Reg. 1.704-1 (b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, when used with reference to a specified Person, (a) any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person; (b) any Person that is an officer, director, partner, member or trustee of, or serves in a similar capacity with respect to, the specified Person; (c) any Person of which the specified Person is an officer, director, partner, member or trustee, or with respect to which the specified Person serves in a similar capacity; (d) any Person that directly or indirectly is the beneficial owner of 10% or more of any class of equity securities of the specified Person; and (e) any Person of which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities.

“Aggregate Contributions” means, as computed from time to time with respect to any Member, the aggregate Capital Contributions to the Company by such Member.

“Agreement” or “Operating Agreement” means this Operating Agreement, as originally executed and as amended from time to time, as the context requires.

“Assets” means any cash, securities, investments or any other property or assets the Company may have from time to time.

“Builder” and “Builder Member” mean Kimball Hill, Inc., an Illinois corporation.

“Capital Account” has the meaning specified in Section 7.4.1.

“Capital Contribution” means cash contributions to the Company by all Members or any one Member (including, in either case, by the predecessor holders of the interest of such Members or Member), as the case may be.

“Cash Distributions” means distributions of cash receipts, including interest, dividends, income, and the proceeds (including amounts constituting a return of capital) from the sale, other transfer or exchange of investments, and amounts constituting the return of capital, to the Members pursuant to Section 8.3.

“Closing Date” means the date on which Units are first issued.

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding laws).

“Committed” or “Commitment” means, when referring to a dollar amount, an amount committed by a Member for investment in the Company, which shall be established as set forth below. Upon identification of the Project and the execution and delivery of the Development

Agreement by the Company and the Builder, the aggregate capital requirement of the Company shall be established and Manager shall thereafter confirm to the Members in writing an aggregate capital amount equal to the Project Budget less the amount of debt financing being used in connection with the Project. The Hearthstone Affiliates’ Commitments shall be the amount of Owner’s Maximum Funding Obligation (as defined in the Development Agreement), with each Hearthstone Affiliate responsible for its share of such Commitment in proportion to such Member’s relative percentage interest in the Company set forth on the signature pages hereof. Kimball Hill’s Commitment shall be the aggregate capital requirement of the Company, less the Hearthstone Affiliates’ Commitments, and shall be increased by those amounts, if any, which Manager elects to call as Additional Capital Contributions required from Kimball Hill under the terms of this Agreement.

“Company” means the limited liability company formed in accordance with this Agreement.

“Defaulted Units” has the meaning specified in Section 7.1.6.

“Development Agreement” means that certain Subdivision Development Agreement to be entered into between the Company and the Builder after identification of the Project.

“Fiscal Year” means, with respect to the Company, the Company’s fiscal year as it may be determined pursuant to Section 5.

“Hearthstone Affiliates” means the Persons named as Hearthstone Affiliates in the first paragraph of this Agreement, together with any Member or Substituted Member so designated by the Members or Manager at the time of the admission of the Member to the Company.

“Incapacity” or “Incapacitated” means, as to any Person, the bankruptcy, death, adjudication of incompetence or insanity, dissolution or termination, as the case may be, of such Person.

“Indemnitee” has the meaning specified in Section 9.6.

“Manager” means Manager identified in the preamble to this Agreement, or any successor or Additional Manager elected or appointed as such under Section 12 who shall be responsible for the management and operation of the Company.

“Member” means any Person who executes this Agreement as a Member, and other persons or transferee hereafter admitted to the Company as Members in accordance with the terms of this Agreement.

“Member Nonrecourse Deductions” means partner nonrecourse deductions as defined in Treas. Reg. 1.704-2(i)(2).

“Member Nonrecourse Debt” means partner nonrecourse debt as defined in Treas. Reg. 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means partner nonrecourse debt minimum gain as defined in Treas. Reg. 1.704-2(i)(3).

“Minimum Gain” has the meaning specified in and shall be determined in accordance with Treas. Reg. 1.704-2(d).

“Money Market Investments” means investments in any money market mutual fund, certificates of deposit, commercial paper, interest-bearing government securities, and other short-term instruments selected by Manager using the same degree of care that a prudent investor would use in selecting investments for its own account.

“Net Assets” means the value of the Assets of the Company less the liabilities of the Company.

“Non-Contributing Hearthstone Affiliate” has the meaning specified in Section 7.1.6.

“Nonrecourse Deductions” has the meaning specified in Treas. Reg. 1.704-2(b)(1).

“Permitted Investments” means the investment in Money Market Investments of amounts held pending the payment of Project Costs, amounts held pending distribution, and amounts held in reserve as Manager in its sole discretion deems necessary or appropriate to discharge or provide for the debts, liabilities, and obligations of the Company.

“Person” means any individual, company, corporation, trust, government agency, or other entity.

“Prime Rate” means the “Prime Commercial Lending Rate” of Bank of America, National Association, as adjusted and announced from time to time.

“Priority Return” has the meaning specified in Section 8.1.1(c).

“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)        any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(ii)       any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. Section 1.704-l(b)(2)(iv)(l), and not otherwise taken into account either in computing Profits or Losses or under clause (iii) below shall be subtracted from such taxable income or loss; and

(iii)      any income, gain, fees and expenses specially allocated pursuant to Sections 8.1.3 or otherwise shall not be taken into account in computing Profits or Losses.

“Project” means a single family housing development to be owned by the Company as selected by Manager.

“Project Budget” has the meaning specified in the Development Agreement.

“Project Costs” has the meaning specified in the Development Agreement.

“Residences” has the meaning specified in the Development Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsequent Drawdown Date” has the meaning specified in Section 7.1.2.

“Substituted Member” means any Person admitted to the Company as a Member pursuant to Section 11.2.

“Term” has the meaning specified in Section 4.

“Treas. Reg.” means Treasury Regulations promulgated pursuant to the Code.

“Unit” means an interest of a Member in the Company representing an aggregate contribution of $1,000 to the Company.

“Unpaid Priority Return” has the meaning specified in Section 8.1.1.

“Unreturned Capital” has the meaning specified in Section 8.1.1.

SECTION 2
COMPANY FORMATION AND IDENTIFICATION

2.1           Formation. The Members are forming a limited liability company pursuant to the Act.

2.2           Name, Place of Business and Registered Office. The name of the Company shall be Illinois Shelf Project #23, L.L.C., an Illinois limited liability company, or such other name or names as may be selected by Manager from time to time with written notice given to the Members of such change. The principal place of business of the Company shall be c/o Hearthstone, 16133 Ventura Boulevard, Suite 1400, Encino, California 91436 and the registered office of the Company in Ohio shall be National Registered Agents, Inc., 145 Baker Street, Marion, Ohio 43302, unless changed by Manager with written notice given to the Members of such change. The Company may also maintain such other offices at such other places as Manager may deem advisable.

2.3           Addresses of Members. The addresses of the Members shall be those set forth in the Company records maintained by Manager. The address of Manager is the same as that set forth in Section 2.2. A Member may change its address by written notice to Manager, and Manager may change its address by written notice to the Members in each case given pursuant to Section 19.1.

2.4           Articles of Organization Certificates. On or before the date of this Agreement, Manager will prepare, execute and file Articles of Organization for the Company in the office of the Secretary of State of the State of Illinois in accordance with the Act. Manager shall be authorized to prepare, execute and file with the Secretary of State from time to time any other certificates or documents as may be required or permitted under the Act.

2.5           Qualification and Other Jurisdictions. Manager and the members shall cause the Company to be qualified or registered (a) as a foreign limited liability company under the laws of the state in which the Project is located, if such state is different than the state under the laws of which the Company has been formed, and shall cause such status to be maintained for so long as the Company owns any real property and/or otherwise transacts business in such state, and (b) under assumed or fictitious name statutes or similar laws in the state in which the Project is located. Manager shall execute, deliver and file any certificates (and any amendments and any restatements thereof) necessary for the Company to qualify to do business in the state in which the Project is located or any other jurisdiction in which the Company may wish to conduct business.

SECTION 3
PURPOSE AND NATURE OF BUSINESS

The purpose of the Company and the business to be carried on by it, subject to the limitations contained elsewhere in this Agreement, are:

(a)           to identify the Project;

(b)           to own, develop and construct the Project, and to dispose of portions of the Project and Residences constructed in the Project;

(c)           to make Permitted Investments; and

(d)           to enter into and perform any contracts and agreements, and carry on any activities, incidental to the accomplishment of the foregoing purposes.

SECTION 4
TERM

The Company shall commence on the date of this Agreement and unless sooner terminated under the express provisions of this Agreement shall continue until the earlier of the eleventh anniversary of the closing of the sale of the last Residence in the Project or the twenty-fifth anniversary of the date of the Company’s Articles of Organization (the “Term”). The Term may be extended only by the affirmative vote of all holders of two-thirds (2/3) of the Units held by the Members.

SECTION 5
FISCAL YEAR

The fiscal year of the Company for financial reporting and tax purposes shall be the calendar year, subject to the requirements of Code Section 706 and the Treasury Regulations promulgated thereunder. If, however, Manager determines that a change to some other fiscal year for either financial reporting or tax purposes would be in the best interests of the Company, Manager shall be entitled (subject to applicable laws and regulations) to make such a change, subject to the requirements of Code Section 706 and the Treasury Regulations promulgated thereunder.

SECTION 6
AGENT FOR SERVICE OF PROCESS

National Registered Agents, Inc., 145 Baker Street, Marion, Ohio 43302, is hereby designated as the agent of the Company upon whom process issued by authority of or under any law of the State of Ohio may be served. Manager may change the designation of the agent for service of process by giving notice to each Member and making any necessary filing with the Secretary of State of the State of Ohio.

SECTION 7
CAPITAL CONTRIBUTIONS AND ACCOUNTS

7.1           Capital Contribution.

7.1.1        Closing Date Capital Contributions. After the Development Agreement has been executed and delivered by the Company and the Builder, Manager shall provide each Member with a notice setting forth such Member’s Commitment as recalculated pursuant to the definition of “Commitment” in Section 1. On the Closing Date each Member shall contribute its percentage share, in proportion to its Commitment of the total amount of capital specified by Manager.

7.1.2        Subsequent Capital Contributions. After execution and delivery of the Development Agreement by the Company and the Builder, and in addition to such calls for

Additional Capital Contributions under Section 7.1.4, on a date specified by Manager (a “Subsequent Drawdown Date”) upon five business days advance written notice to each Member, Manager may make a call for additional Capital Contributions. On each Subsequent Drawdown Date, each Member will be required to contribute cash in an amount equal to that percentage of such Member’s Commitment as shall be fixed by Manager. The percentage fixed by Manager shall be the same percentage of the Commitment of each of the Members, except with respect to Additional Capital Contributions. The aggregate Capital Contributions called for by Manager from any Member shall not exceed that Member’s Commitment. Upon the making of a Capital Contribution by a Member, that Member will acquire a number of Units in the Company equal to the amount of such Capital Contribution divided by $1,000. In no event shall any third party, including, without limitation, any creditor of the Company have the right to require Manager to make any call for Capital Contributions or to enforce the obligations of the Members to make Capital Contributions.

7.1.3        [Intentionally Deleted]

7.1.4        Additional Capital Contributions. It is the intention and agreement of the Members that all funds to pay Project Costs which may become necessary or appropriate for the purposes of the Company completing the development, construction and sale of the Project which were not included in the original Project Budget shall be contributed by Kimball Hill. It is agreed that Manager may in the exercise of its reasonable business judgment make such calls for Additional Capital Contributions as it believes necessary or appropriate for the purposes of the Company, the completion and disposition of all or any portion of the Project, the creation of reserves and the payment of Company obligations, and Kimball Hill shall be obligated to make all such Additional Capital Contributions within thirty (30) days after notice of the call therefor from Manager. If Kimball Hill disputes the determination or call by Manager, by no later than the end of the thirty (30) day period, Kimball Hill shall notify Manger in writing of Kimball Hill’s disagreement with the call, which notice shall include the reasons Kimball Hill believes the call is not appropriate. If within ten (10) business days after Manager’s receipt of Kimball Hill’s notice, neither the Hearthstone Affiliates nor Kimball Hill have triggered the “Solomon’s Choice” election set forth in Section 19 below, Kimball Hill shall deliver to Manager funds equal to the amount of the Additional Capital Contribution. Manager shall call for the Additional Capital Contributions from time to time as it deems appropriate, and in making such determinations shall take into account the remaining costs and obligations of the Company, the estimated costs to complete and dispose of the Project or other Company assets, and the remaining Commitments, but need not first exhaust such Commitments before making any call for Additional Capital Contributions. Manager shall also consider anticipated or projected savings in one or more line items of the Project Budget which Kimball Hill has verified to the reasonable satisfaction of Manager, as well as projected increases in sales revenue which projections shall not be greater than the actual sales prices achieved during the most recent six-month period for no less than two Phases (as defined in the Development Agreement) of Residences. The Members acknowledge and agree that only Kimball Hill will be required to make any Additional Capital Contributions. Once an Additional Capital Contribution is made by Kimball Hill, the amount of such Additional Capital Contribution shall be considered a Capital Contribution of Kimball Hill for all other purposes of this Agreement.

7.1.5        Calculation of Units. The number of Units held by a Member at any time shall be equal to the total amount of such Member’s Capital Contribution to the Company at such time divided by $1,000, except when Units have been distributed to Members under Section 7.1.6, in which case the number of Units held by a Member will be increased by any Units so distributed.

7.1.6        Failure to Make Capital Contribution.

(a)           If Kimball Hill fails to make its required Additional Capital Contributions within the time periods set forth in Section 7.1.4 above Kimball Hill shall no longer be permitted (other than with the consent of Manager) to make any further Capital Contributions to the Company. In such situations, Manager, in its sole discretion, may take any one or more (unless otherwise indicated) of the following actions:

(i)            Manager on behalf of the Company and without further authorization by any Member, may sue Kimball Hill to require Kimball Hill to pay all amounts previously called for Capital Contributions and Additional Capital Contributions and not paid (“Defaulted Contributions”) and/or for damages caused by the failure of Kimball Hill to pay such amounts. If Manager prevails, Kimball Hill shall pay all costs of any such suit, including attorneys’ fees, costs and costs of experts and consultants.

(ii)           If Manager elects not to sue for specific performance to require Kimball Hill to pay its Defaulted Contributions and/or for damages pursuant to subparagraph (ii), then Manager may require Kimball Hill to forfeit (the “Forfeited Units”), as liquidated damages, that number of its Units which is equal to one-half of the number of Units held by Kimball Hill on the date the Additional Capital Contribution that was not paid was due. After the Company has been reimbursed for any expenses incurred by it as a result of Kimball Hill’s failure to make its Defaulted Contributions, such Forfeited Units shall be distributed to the Hearthstone Affiliates in proportion to the number of Units then held by each of them. Thereafter, Kimball Hill shall remain a Member based upon the remaining Units held by Kimball Hill. The Capital Accounts of the Members shall be appropriately adjusted to reflect the change in the ownership of Units.

(b)           KIMBALL HILL ACKNOWLEDGES THAT TIME IS OF THE ESSENCE IN PAYMENT AND THAT DETERMINING THE ACTUAL DAMAGES NOW OR AT THE TIME OF THE DEFAULT WOULD BE EXTREMELY DIFFICULT, AND THE REMEDIES IN THIS SECTION 7.1.6 REPRESENT A REASONABLE LIQUIDATED DAMAGE ALLOWANCE FOR KIMBALL HILL’S FAILURE TO MAKE CONTRIBUTIONS WHEN REQUIRED.

(c)           As long as the Capital Contribution of a defaulting Member remains unpaid, the defaulting Member will not be permitted to vote or otherwise participate in the management of the Company.

(d)           If either Hearthstone Affiliate fails to make its proportionate Capital Contribution within five days of when such contribution is due, whether pursuant to Section 7.1.1 or 7.1.2 (a “Non-Contributing Hearthstone Affiliate”), then any Hearthstone Affiliate other than the Non-Contributing Hearthstone Affiliate shall have the option, but not the obligation, with the written approval of Manager, to advance directly to the Company as a loan to the Company (“Contribution Loan”) an amount equal to the Capital Contribution required of the Non-Contributing Hearthstone Affiliate. Any such Contribution Loan shall bear interest at the greater of (i) 22% per annum compounded monthly, or (ii) four percentage points plus the Priority Rate per annum compounded annually, but in either event not to exceed the maximum amount permitted by applicable law, and shall otherwise be on commercially reasonable terms and conditions. All principal and interest on all outstanding Contribution Loans shall be an expense of the Company and shall be repaid from cash receipts of the Company prior to any distributions to which the Members would otherwise be entitled, until all principal and interest on Contribution Loans is paid in full. If not sooner repaid, all principal and interest on Contribution Loans shall become immediately due and payable upon the dissolution and liquidation of the Company from the proceeds, if any, of such liquidation.

7.2           No Additional Capital Contributions: Units Not Assessable. Except as provided in Section 7.1 and 9.2 and the definition of Additional Capital Contributions, the Units of the Company are nonassessable and a Member shall not make or be required to make additional Capital Contributions to the Company. Notwithstanding the foregoing, Kimball Hill, shall have the right to make Capital Contributions in excess of those requested by Manager, so long as (i) such additional Capital Contributions remain in the Company for no less than six (6) months and (ii) the amount of such additional Capital Contributions is reasonably satisfactory to Manager. For purposes of this Section 7.2, it shall be reasonable for Manager to prohibit such additional Capital Contributions from being made if Manager determines that such Capital Contributions could have a materially adverse impact on the return paid to the Hearthstone Affiliates.

7.3           Withdrawal. No Member shall have any right to withdraw from the Company or make a demand for withdrawal of any of its Capital Contribution until the termination of the Company.

7.4           Capital Accounts.

7.4.1        Establishment of Capital Accounts. A capital account (“Capital Account”) shall be established for each Member and shall equal the Capital Contributions made by the Member, plus any allocations of Profit made to the Member pursuant to Section 8.1 and any special allocations of income and gain, minus all cash and the value of Assets distributed to the Member (net of any liabilities actually assumed by such Member and liabilities to which such distributed property is subject) and minus any allocation of Losses made to the Member pursuant to Section 8.1 and any special allocation of losses and expenses.

7.4.2        Compliance with Treasury Regulations. Provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treas. Reg. Section 1.704- 1b). They shall be interpreted and applied in a manner consistent with that Regulation. If Manager shall determine at any time that it is prudent to modify the manner in which the Capital Accounts, or any related debits or credits, are computed in order to comply with that Regulation, Manager may amend this Agreement or otherwise modify the procedures employed by Manager without the approval of any Member if and to the extent that the amendment or other modification does not materially adversely affect the economic interests of any Member. If unanticipated events might otherwise cause this Agreement not to comply with that Regulation, Manager, as attorney-in-fact of the Members, may amend this Agreement or otherwise modify the procedures employed by Manager without the approval of any Member if and to the extent that the amendment or other modification does not materially adversely affect the economic interests of any Member.

7.4.3        Capital Accounts of Substituted Members. A Person who is substituted as a Member pursuant to this Agreement shall be deemed to have made the Capital Contributions attributable to the Units it is acquiring and shall succeed to the Capital Account of its transferor to the extent of the Units it is acquiring.

SECTION 8
ALLOCATIONS AND DISTRIBUTIONS

8.1           Allocations.

8.1.1        Allocations of Profits. The Profits of the Company shall be allocated to the Members as follows:

(a)           First, to any Member with a deficit Adjusted Balance (in proportion to such deficits) until no Member has a deficit Adjusted Balance;

(b)           Second, to the Hearthstone Affiliates in the proportion that each such Member’s Adjusted Balance is less than such Member’s Unreturned Capital until each such Member’s Adjusted Balance is equal to such Member’s Unreturned Capital;

(c)           Third, to the Hearthstone Affiliates such that the sum of their combined Adjusted Balances is equal to an amount that provides the Hearthstone Affiliates a monthly return (“Priority Return”) on their aggregate Capital Contributions equal to 1.3750%. In calculating the Priority Return for purposes of this Agreement, the applicable monthly rate (“Interest Rate”)( i.e., initially 1.3750% and thereafter subject to adjustment in accordance with the terms set forth below), shall be applied to all funds contributed to the Company by the Hearthstone Affiliates and all funds received by the Company under the Hearthstone Loan (as defined in the Development Agreement) or any other financing obtained by the Company, from the date of such contribution or receipt until the date of determination less the rate of return associated with any amounts of capital returned from the date of such return until the date of determination. For purposes of such calculation (i) the return shall be compounded monthly; and (ii) any and all interest received by the Hearthstone Affiliates under the Hearthstone Loan shall be credited towards the amount necessary to provide the Hearthstone Affiliates the Priority Return. The Interest Rate may increase or decrease during the term of the Project to reflect changes in the Prime Rate as follows:

(I)            If at any time during the term of the Project, the Prime Rate is above 9.00% (.75% monthly), then 35% of the amount that the Prime Rate is above 9.00% (.75% monthly) but less than or equal to 9.5% (.79167% monthly) shall be added to the Interest Rate;

(II)           If at any time during the term of the Project, the Prime Rate is less than 9.00% (.75% monthly), then 35% of the amount that the Prime Rate is below 9.00% (.75% monthly) by more than or equal to 8.5% (.70833% monthly) shall be subtracted from the Interest Rate;

(III)         If at any time during the term of the Project, the Prime Rate is above 9.00% (.75% monthly) by more than 50 basis points, then 70% of the amount that the Prime Rate is above 9.5% (.79167% monthly) shall be added to the Interest Rate calculated in Paragraph (I) above;or

(IV)         If at any time during the term of the Project, the Prime Rate is less than 9.00% (.75% monthly) by more than 50 basis points, then 35% of the amount the Prime Rate is below 8.5% (.70833% monthly) shall be subtracted from the Interest Rate calculated in Paragraph (II) above.

(d)           Fourth, to Kimball Hill.

For purposes of this Agreement, “Unreturned Capital” shall mean a Member’s aggregate Capital Contributions reduced by amounts previously distributed to such Member pursuant to Section 8.3(a).

8.1.2        Allocations of Losses. The Losses of the Company shall be allocated to the Members as follows:

(a)           First, to the Members so as to preserve the Adjusted Balance priorities described in Section 8.1.1;

(b)           Once the Adjusted Balances of the Members have been reduced to zero, the remaining Losses shall be allocated to the Members in proportion to their respective Units.

8.1.3        Special Allocations.

(a)           Member Nonrecourse Deductions shall be allocated to the Members bearing the economic risk of loss with respect to the Member Nonrecourse Debt to which such deductions (or expenditures) are attributable and among such Members as determined in accordance with Treas. Reg. 1.704-2(i). All other Nonrecourse Deductions shall be taken into account in determining Profit and Loss and allocated as part thereof.

(b)           If there is a net decrease in Company Minimum Gain for a Company taxable year, determined in accordance with Treas. Reg. 1-704-2(f)(1) after taking into account all exceptions available under Treas. Reg. 1.704-2(f)(2)-(5), each Member shall be allocated items of gross income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, the amount of such Member’s share of the net decrease in Company Minimum Gain during such year determined in accordance with Treas. Reg. 1.704-2(g). The income allocated pursuant to this Section 8.1.3(b) in any taxable year shall consist of gains and income as determined in accordance with Treas. Reg. 1.702-20)(2)(i).

(c)           If there is a net decrease in Member Nonrecourse Debt Minimum Gain for a Company taxable year, determined in accordance with Treas. Reg. 1.704-2(i)(3), each Member shall be allocated items of gross income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, the amount of such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain during such year determined in accordance with Treas. Reg. 1.704-2(g). The income allocated pursuant to this Section 8.1.3(c) in any taxable year shall consist of gains and income as determined in accordance with Treas. Reg. 1.702-20)(2)(ii).

(d)           Sections 8.1.3(b) and (c) are intended to comply with the minimum gain chargeback requirements contained in Treas. Reg. 1.704-2 and should be interpreted and applied in a manner consistent with that Regulation, provided that such provisions should be applied in a manner that achieves the smallest minimum gain chargeback and/or defers the minimum gain chargeback the longest, unless Manager determines that such provisions should be applied in some other fashion.

(e)           If any Member unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) or 1.704-l(b)(2)(ii)(d)(6) which results in such Member having an Adjusted Capital Account Deficit, then, following the allocations provided for in Sections 8.1.3(b) and (c), items of Company income and gain shall be specially allocated to such Member as quickly as possible in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit. This is intended to constitute a “qualified income offset” within the meaning of Treas. Reg. 1.704-l(b)(2)(ii)(d)(3) and shall be interpreted and applied in a manner consistent with that Regulation.

(f)            If any Member has an Adjusted Capital Account Deficit at the end of any Company Fiscal Year (whether expected or unexpected) such Member shall be allocated, following the allocations provided for in Sections 8.1.3(b), (c) and (e), items of Company income and gain to equal the amount of such excess as quickly as possible as of the end of such Fiscal Year.

(g)           If any allocation of gain, income, loss, expense or any other item is made pursuant to Sections 8.1.3(a), (b), (c), (e) or (f) (the “Regulatory Allocations”) with respect to one or more Members (the “Deficit Members”), then the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members (in the current and all subsequent years) so that, to the extent possible, each Member’s Adjusted Balance reflects such Member’s economic interest in the Company as set forth in Section 8.3.

(h)           If necessary, special allocations shall be made under the terms and conditions set forth in Sections 9.2.2, 17.2.4 or 18.4.2.

(i)            Notwithstanding Sections 8.1.1 and 8.1.2, if the Hearthstone Affiliates have not received or if Manager determines, based on pro forma projections, that the Hearthstone Affiliates will not receive their aggregate Capital Contributions and the Priority Return specified in Section 8.1.1(c), then Manager may, at any time, allocate items of gross loss, deduction or expense, as necessary to eliminate any positive balance in Kimball Hill’s Capital Account in order to prevent Kimball Hill from receiving any distributions in liquidation of the Company prior to the Hearthstone Affiliates having received a return of their aggregate Capital Contributions plus their Priority Return.

8.1.4        Allocation of Income, Gain, Loss and Deduction. Except as provided in the next sentence, all items of taxable income, gain, loss and deduction shall be allocated to the Members in accordance with the corresponding allocations of Profit, Loss, income and expense made pursuant to this Section 8.1. In accordance with Code Section 704(c) and the regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and the amount credited to the contributing Member’s Capital Account in respect of such contribution.

8.2           Time of Allocations. Manager shall determine and allocate all Profits and all Losses of the Company within 90 days after the end of each Fiscal Year.

8.3           Distributions. Except as otherwise provided in this Section 8.3, after deduction of expenses, fees and reserves, Manager shall have authority to distribute all cash of the Company to the Members within 45 days after the end of each Phase (as defined in the Development Agreement) of the Project, and at such other times as Manager may in its discretion deem appropriate, in accordance with the following terms of priority:

(a)           First, to the Hearthstone Affiliates until the Hearthstone Affiliates have each received an amount under this clause (a) equivalent to their respective aggregate Capital Contributions.

(b)           Second, to the Hearthstone Affiliates until the Hearthstone Affiliates have been distributed an aggregate amount under this clause (b) to give the Hearthstone Affiliates their Priority Return, calculated as set forth in Section 8.1.l(c).

(c)           Third, 100% to Kimball Hill.

Although the ultimate distributions of cash to the Members shall be made in accordance with Sections 8.3(a)-(c) above, Manager may make interim distributions in accordance with the distribution policy established by Manager from time to time, which may, for example, provide for interim distributions of Priority Return under Sections 8.3(b) or of profits under Section 8.3(c), before the Members have received distributions of all of their Capital Contributions or for interim distributions to Kimball Hill with respect to its Capital Contributions under Section 8.3(c) before the Hearthstone Affiliates have received all the distributions to which they are entitled under Sections 8.3(a) and (b). In all events, however, the cash of the Company shall ultimately be distributed in the amounts and in the priority set forth in Sections 8.3(a)-(c), and if Manager makes interim distributions in a different priority, and it later becomes necessary to return such interim distributions in order to make distributions of cash in the order and priority set forth in Sections 8.3(a)-(c), the Members shall return such interim distributions upon five (5) business days’ advance written notice by Manager. To the extent Manager makes distributions under Sections 8.3(b) or (c) above prior to the time that, in Manager’s judgment, the Company has sufficient cash available to make such distributions that will not be required to be reinvested in the Project, the funds used to make such distribution shall be deemed to be Capital Contributions by the Members, whether Manager actually calls for Capital Contributions or makes such distributions from funds on hand.

8.4           Timing. In the event that Members have had capital invested for a longer period of time in the Company as a result of Members being admitted to the Company at various times, all allocations and distributions made pursuant to this Section 8 shall be made on a dollar weighted average basis taking into account the time period over which capital is invested in the Company and the amount of capital invested in the Company.

8.5           Construction Claims. The Members acknowledge that the Company may be subject to claims arising out of the design and/or construction of Residences in the Project (collectively “Construction Claims”), and that such claims may be asserted for an extended period of time after all of the Residences have been sold. In order to provide for the possibility of Construction Claims, Manager, may, but shall not be required to maintain reserves for such purpose and/or cause the Company to make payments to a self-insurance pool maintained by one or more Affiliates of Manager to cover self-insured retention risks for Construction Claims against the Company and other partnerships or limited liability companies in which one or more Affiliates of Manager is the general partner, manager or managing member. Such reserves or payments may be established or made out of cash available for distribution from the sale of Residences or proceeds of liquidation of the Company’s assets. Any payments to such a self-insurance pool shall be considered an expense of the Company when paid and, to the extent any of such payments are subsequently returned to the Company upon liquidation of the self-insurance pool or as a result of the Company’s claims record with respect to Construction Claims, the repayment shall be treated as income at the time of receipt.

SECTION 9
AUTHORITY AND DUTIES OF MANAGER

9.1           Management. Manager shall have full responsibility for and charge of the overall management, control and administration of the Company in all respects. Manager shall have all specific rights and powers required or appropriate to manage the Company, including the power and authority to perform, or delegate and oversee, the following:

(a)           monitor, supervise and manage all aspects of development and construction of the Project, including (i) the exercise of all rights and obligations of the Company, as owner, under the Development Agreement and (ii) the delegation to Kimball Hill of all rights and obligations of builder under the Development Agreement.

(b)           review, select, analyze, structure, negotiate, complete and enter into, execute and consummate all agreements, instruments and other documents and do all other acts Manager deems advisable in connection with the Project;

(c)           borrow funds from third-party lenders or from one or more Members, at such rates and on such terms as Manager deems advisable in connection with the Project;

(d)           dispose of Residences in such manner and at such times as Manager deems most advantageous to the Members and the Company;

(e)           administer the overall operation of the Company;

(f)            initiate, participate in and settle judicial, arbitration, administrative or similar proceedings to protect the Assets, enforce the Company’s rights or otherwise defend the interests of the Company;

(g)           act as the tax matters member for the Company in accordance with Section 9.2;

(h)           admit additional Members as contemplated by Section 11.2;

(i)            make Permitted Investments;

(j)            employ from time to time third parties to render services to the Company, including but not limited to, attorneys, investment brokers or finders, investment bankers, appraisers, independent Certified Public Accountants, printers and independent engineers or consultants performing evaluations in connection with the making or disposition of investments, as well as technical and investment advisors (including attorneys and accountants who may also act as attorneys and accountants for Manager or any of its Affiliates);

(k)           take whatever steps are required by governmental authorities having jurisdiction over the Company or its Assets;

(l)            possess and exercise all of the rights and powers provided by law to a general partner in a general partnership, except to the extent that any of the rights may be limited or restricted by this Agreement;

(m)          take whatever action is necessary to designate any Person of its choice as a replacement or successor agent for the service of process pursuant to Section 6; and

(n)           do any other acts that Manager deems advisable to further the purposes of the Company and that are not prohibited by this Agreement or applicable law.

9.2           Tax Matters.

9.2.1        Designation of Tax Matters Member. Manager is hereby designated the “tax matters partner” for purposes of Section 6231(a) of the Code (and regulations thereunder).

9.2.2        Authority to Withhold or Pay. Manager is hereby authorized to withhold, out of any distributions that would otherwise be made to any Member, an amount equal to the amount of U.S. federal, state or local income or other tax, and any related penalties, interest or other payments, that Manager determines the Company or Manager is required to withhold or to pay to a taxing authority with respect to or on behalf of such Member, and to file all necessary reports relating to such withholding or payment as may be required by law. Any amounts so withheld or paid shall be deemed actually distributed to such Member for all purposes of this Agreement. Notwithstanding the foregoing, if any such amounts are deemed for tax purposes to be a Company deduction or expense, the amount of any such deduction or expense shall be specially allocated to the pertinent Member. If at any time (x) the amount required to be withheld or paid by the Company or Manager with respect to or on behalf of any such Member shall exceed (y) the amounts that are then available for distribution to such Member, Manager shall notify such Member of the amount of such excess, and such Member (whether or not it is then a Member) shall promptly pay over to Manager an amount of cash equal to such amount. Each Member shall indemnify the Company and Manager and hold each of them harmless from any liability with respect to any taxes, penalties or interest required to be withheld or paid to any taxing authority by the Company or Manager for or on behalf of such Member or with respect to such Member.

9.3           Hearthstone’s Services. Manager, on behalf of the Company, is hereby authorized and instructed to enter into a management agreement with Hearthstone, or such other Person as Manager shall select, for the purpose of engaging such Person to provide management services, as set forth in and pursuant to Section 9.1.

9.4           Expenses of the Company. Manager shall be reimbursed out of the Assets for all expenses chargeable to the Company paid by Manager. The expenses chargeable to the Company shall include all Project Costs; all costs and expenses (including fees of attorneys) associated with the acquisition of the property and rights with respect to the Project, including negotiations with the Builder and creation of this Company and Manager; all litigation expenses of the Company relating to the Project; any extraordinary costs incurred by the Company in the event that the Builder is terminated under the Development Agreement and the Project is completed either with or without another builder; and all commissions and taxes paid by Manager with respect to the Company or any Asset or income thereof. The Company shall also bear all costs of printing and distributing the financial reports of the Company. No administrative costs, insurance costs, office operating costs, or costs for the management of Manager (including salaries and expenses of Manager’s personnel assigned to the administration of the Company) may be charged to the Company.

9.5           Members’ Consent. To the fullest extent permitted by law, the Members hereby consent to the exercise by Manager of the powers conferred on it by this Agreement.

9.6           Indemnification. Except as otherwise required by law, neither Manager, nor any of its directors, officers, employees, shareholders, assigns, representatives, agents (including, without limitation, legal counsel) shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any loss, liability, damage, settlement cost, or other expense incurred by reason of any act or omission performed or omitted by such Person if such Person acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Company, and such loss, liability, damage, settlement cost or other expense did not result from such Person’s gross negligence, willful misconduct, breach of fiduciary duty or material breach of this Agreement. To the extent permitted by law, Manager, and its directors, officers, employees, shareholders, assigns, representatives, agents (including, without limitation, legal counsel) (each such person being an “Indemnitee”) shall be held indemnified, defended and harmless by the Company for any liability, loss (including amounts paid in settlement), damages or expenses (including attorneys’ fees) suffered by virtue of any acts or omissions or alleged acts or omissions arising out of such Indemnitee’s activities in connection with the establishment, management or operations of the Company (including activities in connection with representation of the Company on creditors’ committees in bankruptcy proceedings), unless such liability, loss, damages or expenses resulted from such Indemnitee’s gross negligence, willful misconduct, breach of fiduciary duty or material breach of this Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that a person did not act in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company. Amounts indemnified pursuant to this Section 9.6 shall only be recoverable out of the Assets of the Company, including insurance proceeds, if any, and amounts on deposit in any Capital Account and not from any separate assessment against the Members.

SECTION 10
MEMBERS

10.1         Management Power or Liability. Except as otherwise may be required by law, the Members as such shall have no right or power to, and stall not, take part in the management of, or transact any business for, the Company and shall have no power to sign for or bind the Company. Except as otherwise required by law or by other agreement(s) among the parties, no Member shall be personally liable for any debts or losses of the Company in excess of his or its Capital Contribution. Notwithstanding the foregoing, in accordance with the terms and conditions of the Development Agreement, Kimball Hill shall have those certain rights, duties and obligations relating to the Project which are expressly set forth in the Development Agreement.

10.2         Amendments. The Members holding two-thirds of the Units may, with the concurrence of Manager, vote to amend this Agreement; provided that without the unanimous approval of all Members, such amendment may not:

(a)           increase the obligations of any Member to make a Capital Contribution to the Company other than as provided in Section 7.1.4;

(b)           change the allocation of Profits and Losses (or other income or expenses); or

(c)           extend the term of the Company (except as otherwise provided in Section 4).

Notwithstanding the foregoing provisions of this Section 10.2, Manager as the attorney-in-fact of the Members may amend this Agreement, without the consent of the Members, for any of the following purposes: (i) to reflect changes made in the name of the Company; (ii) to make changes to ensure that the Company will not be treated as an association taxable as a corporation for federal income tax purposes or to prevent the Company or Manager from in any manner being deemed an “Investment Company” subject to the provisions of the Investment Company Act of 1940, as amended, or in connection with qualifying the Company to permit limited liability under the laws of any state or to prevent the Company or any Member from being materially and adversely affected because of legal restriction applicable to any Member or to the Company with respect to any Member; (iii) to make changes to avoid regulation as a holding company under the Public Utility Holding Company Act of 1936; (iv) to make a change that is necessary or desirable to cure any ambiguity or inconsistency, or to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state statute (including changes made pursuant to Section 7.4), in both cases, subject to the requirement that the Members not be materially and adversely affected; or (v) to make any changes that, in the opinion of Manager, will have no material adverse effect on the Members or on the Company. In addition, Manager may reflect in its records changes made in the composition of the Members and their respective Capital Contributions in accordance with the provisions of this Agreement without the consent of the Members.

10.3         No Approval Required for Liquidation. The approval of the Members shall not be required to approve the disposition or sale of all or a substantial portion of the Assets of the Company, it being understood that Manager may dispose of all or a substantial portion of the investments of the Company either individually (i.e., Residences), or as a whole (i.e., the Project) or in conjunction with one or more projects owned by Affiliates of the Company.

10.4         List of Members. A list of the names and addresses of all Members (to the extent known to the Company) shall be maintained as part of the books and records of the Company and shall be made available to any Member or its representative for inspection and, at its cost, copying upon written request and at reasonable times.

10.5         Limitations. No Member shall have the right or power to (a) bring an action for partition against the Company; (b) cause the termination and dissolution of the Company, except as expressly set forth in this Agreement or in the Act; or (c) demand or receive property other than cash in return for its Capital Contribution. Except as set forth in 8.3, no Member shall have priority over any other Member either as to the return of his or its Capital Contribution or as to net income, net loss or distribution. Other than upon dissolution of the Company as provided by this Agreement, there has been no time agreed upon when the Capital Contribution of each Member shall be returned.

10.6         Meetings.

10.6.1      Place of Meetings. Meetings of Members shall be held at the principal place of business of the Company, or at any place stated in a notice of meeting.

10.6.2      Call for Meeting. Meetings shall be held only when called either by Manager or by Members holding more than 10% of the Units held by the Members.

10.6.3      Compliance with Illinois Business Corporations Act. Meeting notices and procedures shall be in conformity with those sections of the Illinois Business Corporation Act of 1983 (805 ILCS 5/1.01, et seq.) relating to shareholder meeting notices and procedures.

10.7         Action Without a Meeting. Any action that may be taken at a meeting of the Members may be taken without a meeting if a consent in writing setting forth the action to be taken is signed by Members owning not less than the minimum percentage of the Units that would be necessary to authorize or take such action at a meeting at which all the Members were present and voted.

10.8         Procedures. A Member shall be entitled to cast votes: (a) at a meeting, in person, by written proxy or by a signed writing directing the manner in which the vote is to be cast, which writing must be received by Manager prior to the meeting, or (b) without a meeting, by a signed writing directing the manner in which the vote is to be cast, which writing must be received by Manager on or prior to the time and date on which the votes are to be counted. Only the votes of Members of record on the notice date, whether at a meeting or otherwise, shall be counted. The laws of the State of Illinois pertaining to the validity and use of corporate (or company, if applicable) proxies shall govern the validity and use of proxies given by Members.

SECTION 11
ADMISSION OF ADDITIONAL MEMBERS
AND ASSIGNMENTS OR TRANSFERS OF UNITS

11.1         Admission of Additional Members. No additional Members will be admitted after the Closing Date, except as provided in Section 11.2.

11.2         Assignments or Transfers of Units.

11.2.1      Requirements for Transfer or Assignment. Except as otherwise provided in this Section, in no event shall all or any part of a Member’s interest in the Company be assigned or transferred unless all of the following conditions are satisfied:

(a)           the assignor has delivered to Manager an opinion of counsel acceptable to Manager that such transfer or assignment would not violate the Securities Act or any blue sky laws (including any investor suitability standards);

(b)           the assignor has demonstrated to the satisfaction of Manager that such transfer or assignment will not increase the number of beneficial owners (as defined in Section 3(c)(1) of the Investment Company Act of 1940, as amended) of Units of the Company to more than 100 persons for purposes of the Investment Company Act of 1940, as amended, or that the number of members (as determined by reference to Section 7704 of the Code) will not increase to more than 500 persons for purposes of Section 7704 of the Code;

(c)           the assignor has demonstrated to the satisfaction of Manager that such sale or exchange, when added to the total of all other sales or exchanges of interests within the preceding 12 months, would not result in the Company being considered to have terminated within the meaning of Section 708 of the Code;

(d)           the assignor has demonstrated to the satisfaction of Manager that such assignment or transfer will not result in the Company being treated as a publicly traded company within the meaning of Section 7704 of the Code;

(e)           Manager receives a notice of assignment signed by both the assignor and assignee, in a form approved by Manager;

(f)            the assignor has demonstrated to the satisfaction of Manager that such assignment or transfer would not cause any portion of the assets of the Company to be deemed “plan assets” under ERISA; and

(g)           holders of two-thirds (2/3) of the Units held by the Members have consented in writing to the transfer, which consent may be withheld in any Member’s sole and absolute discretion. Furthermore, if such transfer is to an entity other than (i) an affiliate of Manager or the Hearthstone Affiliates; (ii) an entity controlled by or under common control with Manager and/or the Hearthstone Affiliates, Kimball Hill must also consent to such transfer, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary contained in this Section 11.2.1 or elsewhere in this Agreement, the grant by the Hearthstone Affiliates of a security interest in such Member’s interest in the Company (and the ultimate foreclosure of such security interest or transfer in lieu of foreclosure) shall not require the consent of any Member or Manager and shall not be subject to any of the other conditions set forth above.

11.2.2      Admission of Substituted Member. In connection with a transfer or assignment in compliance with Section 11.2.1 the assignee may become a Substituted Member upon the request of the assignor only if:

(a)           holders of two-thirds (2/3) of the Units held by the Members have consented in writing to the substitution, which consent may be withheld in any Member’s sole and absolute discretion;

(b)           the assignor and assignee execute, acknowledge and deliver such instruments as Manager deems necessary, appropriate or desirable to effect such substitution, including the written acceptance and adoption by the assignee of the provisions of this Agreement and the execution, acknowledgment and delivery to Manager of a power of attorney, the form and substance of which shall be determined by Manager; and

(c)           the Substituted Member agrees to bear all expenses and costs of such substitution, including legal fees and filing fees of the Company.

11.2.3      Restrictions on Member. An assignee, legal representative or successor in interest of a Member shall be subject to all of the restrictions upon a Member provided in this Agreement.

11.2.4      Further Assignments. An assignee of a Unit who desires to make a further assignment shall be subject to all of the provisions of this Section 11 to the same extent and in the same manner as a Member making the initial assignment.

11.2.5      Incapacity of Natural Person - Member. Upon the Incapacity of a Member who is a natural person, his personal representative or other successor in interest shall have all the rights of the Member for the purpose of settling or managing his estate and such power as the Incapacitated Member possessed to constitute a successor as an assignee of his interest in the Company and to join with such assignee in making application to substitute such assignee as a Member, all as provided in Sections 11.2.1 and 11.2.2, and such other rights for such purposes as are provided by law.

11.2.6      Incapacity of Member Other Than a Natural Person. Upon the Incapacity of a Member other than a natural person, the authorized representative of such entity shall have all rights of a Member for the purpose of effecting the orderly winding up and disposition of the business of such entity and such power as such entity possessed to constitute a successor as an assignee of its interest in the Company and to join with such assignee in making application to substitute such assignee as a Member, all as provided in Sections 11.2.1 and 11.2.2, and such other rights for such purposes as are provided by law.

11.2.7      Substituted Members: Others. A Substituted Member shall succeed to all the rights and be subject to all the obligations of the transferor Member in respect of the Units as to which it was substituted, including the part of the Capital Account of the transferor Member related to those Units. A person who acquires any interest in the Company but is not admitted to the Company as a Substituted Member pursuant to Section 11.2.2 shall be entitled only to allocations and distributions with respect to that interest in accordance with this Agreement but shall have no right to any information or accounting of the affairs of the Company and shall not have any of the other rights of a Member under this Agreement. Until an assignee becomes a Substituted Member, the assignor shall remain obligated for all purposes as a Member under this Agreement, including its obligation to make its Capital Contributions on each Subsequent Drawdown Date.

SECTION 12

[INTENTIONALLY DELETED]

SECTION 13
POWER OF ATTORNEY

13.1         Appointment of Manager as Attorney for Members. Each Member, by becoming a Member makes, constitutes and appoints Manager its true and lawful attorney-in-fact, in its name, place and stead, with full power to do any of the following:

(a)           file and record this Agreement and all amendments to this Agreement made in accordance with this Agreement;

(b)           Prepare, execute on its behalf, verify, file and record amendments to this Agreement or to the books and records of the Company reflecting a change of the name or location of the principal place of business of the Company, a change of the name or address of any Member, the addition of Members, the disposal by a Member of its interest as Member in the Company in any manner, a Person becoming or ceasing to be a Manager or Substituted Member of the Company, the exercise by any Person of any right or rights hereunder, the correction of typographical or similar errors, any distributions that may constitute a return of capital, any amendments made in accordance with Sections 7.4.2 or 10.2, and any amendment and restatement of this Agreement reflecting such amendments;

(c)           prepare, execute on its behalf and record Articles of Organization and all amendments that Manager may deem advisable in accordance with Sections 7.4.2 or 10.2, including amendments necessary (if any) to reflect the changes identified in clause (b) above;

(d)           prepare, execute on its behalf, file and record any other agreements, certificates, instruments and other documents required to continue the Company, to admit Substituted Members, to liquidate and dissolve the Company, to comply with applicable law, and to carry out the purposes of clauses (a) and (b) above, to the extent consistent with this Agreement; and

(e)           take any further action that Manager shall consider advisable in connection with the exercise of the authority granted in this Section 13.1.

13.2         Nature of Special Power. The power of attorney granted under this Section 13 is a special power of attorney coupled with an interest, is irrevocable and may be exercised by Manager by listing all of the Members or Members executing any agreement, certificate, instrument or document with a single signature of such attorney-in-fact acting as attorney-in-fact for all of them. The power of attorney shall survive the Incapacity of a Member and shall survive the delivery of any assignment by a Member of the whole or a portion of his or its interest in the Company, except where the assignment is of such Member’s entire interest in the Company and the assignee thereof with the consent of the Members is admitted as a Substituted Member; provided, however, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution. This power of attorney does not supersede any part of this Agreement, nor is it to be used to deprive any Member of its rights hereunder and specifically may not be used to approve the admission of a Substitute Member pursuant to Section 11.2 hereof or to vote to continue the Company if the sole remaining Manager is removed or ceases to act as Manager pursuant to Section 17.2 hereof. It is intended only to facilitate the execution of documents and the carrying out of other procedural or ministerial functions.

SECTION 14
BOOKS, RECORDS AND REPORTS

14.1         Books. Manager shall maintain books and records required by law for the Company at its principal office, and all Members shall have the right to inspect, examine and copy such books and records at reasonable times and upon reasonable notice. Upon the request of a Member, Manager shall promptly deliver to the requesting Member, at the expense of the Company, a copy of any information which Manager is required by law to so provide.

14.2         Financial Reports. Manager shall cause the following reports to be prepared and distributed to the Members:

(a)           within 90 days after the end of each Fiscal Year, such information as is necessary to complete the Members’ federal and state income tax or information returns,

including a copy of the Company’s federal, state, and local income tax or information returns for the year;

(b)           within 90 days after the end of each Fiscal Year, an annual report containing a statement of assets, liabilities and capital as of the end of the Fiscal Year and statements of operations and cash flows, changes in Members’ capital and Net Assets for the period then ended; and

(c)           within 60 days after the end of each of the first three quarters of each Fiscal Year, a financial report containing a statement of assets, liabilities and capital and statements of operations and cash flows, changes in Members’ capital and Net Assets for the period then ended.

Notwithstanding the above time periods, Manager shall use its best efforts to cause such reports to be provided as soon as practicable after the close of the applicable period. Manager shall cause the annual and quarterly financial reports to be prepared in conformity with generally-accepted accounting principles. Further Manager may cause to be prepared such other reports and financial statements of the Company as Manager deems appropriate for determining the Profits and Losses of the Company and/or otherwise informing the Members about the operations of the Company.

14.3         Accounting and Tax Decisions. All decisions as to accounting and tax matters shall be made by Manager. Manager shall use its best efforts not to cause the Company to be treated other than as a partnership for federal income tax purposes.

14.4         Income Tax Elections.

14.4.1      General Election Right. Manager shall have the right to make such elections under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of items of Company income, gain, loss, deduction and credit and as to all other relevant matters as it believes necessary, appropriate and desirable.

14.4.2      Section 754 Election. Manager, in its sole and absolute discretion, may make or petition to revoke (as the case may be) the election referred to in Section 754 of the Code. Each Member agrees in the event of such an election to supply promptly to the Company the information necessary to give effect thereto.

SECTION 15
REPRESENTATIONS AND WARRANTIES OF MEMBERS

Each Member hereby represents and warrants as to itself only as follows:

15.1         Investment Purpose. Such Member is acquiring the Units for its own account for investment purposes only and not with a view to the resale or distribution of all or any part of such Units and has no present intention, agreement or arrangement to divide its participation with others or to sell, assign, transfer or otherwise dispose of all or any part of such Units. Such Member is aware that the Units have not been registered under the Securities Act, or any state securities laws and that they may not be resold or otherwise disposed of unless they are registered thereunder or an exemption from registration is available. Accordingly, such Member is aware that as a Member it must bear the economic risk of investment in the Company for an indefinite period of time. Such Member is capable of bearing that risk.

15.2         Investment Decision. The decision to invest in the Company was made by such Member as a Person (i) who is authorized to make such investment decision and (ii) who has relied on its own tax, legal and financial advisers with regard to all matters relating to the investment in the Company and not on any advice or recommendation of Manager or its Affiliates. Such Member’s prior investment experience and general knowledge about the management, proposed operations and prospects of the Company enable such Member together with its advisers, to make an informed decision with respect to an investment in the Company; moreover, such Member has had substantial experience in making investment decisions and is able to bear the economic risk of this investment.

SECTION 16
BANK ACCOUNTS

The Capital Contributions of the Members and all subsequent funds received by the Company may be deposited in an account in the name of the Company at such banks or other institutions or savings and loan associations as Manager shall select or in other Permitted Investments. Disbursements therefrom may be made by Manager in conformity with the purposes of this Agreement. Manager may designate from time to time those persons authorized to execute checks and other items on the Company bank accounts. The funds, of the Company shall not be commingled with the funds of any other person, except as permitted in Section 8.5. Manager shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in its possession or control, and it shall not employ, or take actions to permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Company.

SECTION 17
RESIGNATION, REMOVAL, INCAPACITY OF A MANAGER

17.1         No Voluntary Withdrawal; Hypothecation. Manager may withdraw as Manager of the Company only if the following conditions are satisfied:

(a)           an Additional Manager shall have been admitted to the Company pursuant to Section 12 prior to the effective date of such withdrawal and such Additional Manager agrees in writing to continue to act as Manager for the Company; and

(b)           the holders of two-thirds (2/3) of the Units held by the Members have consented to such withdrawal.

17.2         Removal or Cessation of a Manager.

17.2.1      Removal. A Manager may be removed as Manager of the Company without its consent by the vote of holders of not less than two thirds (2/3) of the Units held by Members.

17.2.2      Notice of Removal. If the Members remove a Manager in accordance with Section 17.2.1, notice of removal specifying the effective date of removal shall be served on Manager either by certified or by registered mail, return receipt requested, or by personal service.

17.2.3      Dissolution of a Manager. A Manager shall cease to be a Manager of the Company if such Manager is dissolved, or if an order for relief against such Manager is entered under Chapter 7 of the federal bankruptcy law, or if: (i) such Manager makes a general assignment for the benefit of creditors, (ii) such Manager files a voluntary petition under the federal bankruptcy law, (iii) such Manager files a petition or answer seeking for such Manager any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, (iv) such Manager files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Manager in any proceeding of the nature described in clause (iii) above, (v) such Manager seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Manager or of all or any substantial part of such Manager’s properties, (vi) within 90 days after the commencement of any proceeding against such Manager seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or (vii) within 90 days after the appointment without such Manager’s consent or acquiescence of a trustee, receiver, or liquidator of such Manager or of all or any substantial part of such Manager’s properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

17.2.4      Election of New Manager. If a Manager is removed pursuant to Section 17.2.1 or if a Manager ceases to be a Manager pursuant to Section 17.2.3, and there is no remaining Manager of the Company, the Members may elect a new Manager by the unanimous vote of holders of all of the Units held by all Members. If the Members do not so elect a new Manager, the management and operation of the Company, and the powers and authorities given to Manager in this Agreement, shall thereafter be vested in the Members, and shall be exercised by the holders of not less than a majority of the Units held by all Members.

17.3         Amendments to Agreement and Articles of Organization. Amendments of this Agreement and of the Articles of Organization which reflect the withdrawal, removal or dissolution of a Manager shall be executed by the remaining Manager and the Members.

17.4         Liabilities of a Former Manager. Any Manager who withdraws, is removed or dissolves shall remain liable for its portion of any obligations and liabilities incurred by it as Manager prior to the time of such withdrawal, removal or dissolution, but it shall be free of any obligation or liability incurred on account of the activities of the Company from and after such time.

SECTION 18
DISSOLUTION AND TERMINATION OF THE COMPANY

18.1         Dissolution Generally. Except as provided in this Agreement, neither Manager nor any Member shall have the right to cause dissolution of the Company before expiration of the Term.

18.2         Continuation of Company. The Company shall not be dissolved or terminated by the Incapacity of any Member as such, the assignment by any Member of its Units, or the admission of a new or Substituted Manager or United Member in accordance with the provisions of this Agreement.

18.3         Events Causing Dissolution. The Company shall be dissolved and terminated and its Assets distributed in the manner and order provided for in this Section 18 upon expiration of the Term, unless earlier dissolved under the following provisions:

(a)           Manager may elect to dissolve the Company following the sale of all or substantially all of the properties and other assets of the Company;

(b)           Manager may elect to dissolve the Company if Manager determines that, as the result of the application to the Company or to a Member of any legislation, including ERISA or similar legislation, or any regulation, the Company or any Member may be materially and adversely affected;

(c)           upon expiration of the Term;

(d)           the Company shall be dissolved upon the death, withdrawal, resignation, expulsion, bankruptcy or dissolution of a Member, unless Members holding a majority of the Units held by all Members elect in writing, within ninety (90) days after such event, to continue the business of the Company; or

(e)           a court of competent jurisdiction decrees dissolution as provided in Section 35-5 of the Act.

18.4         Distribution of Assets on Liquidation.

18.4.1      Nature of Distributions. In liquidating the Company, Manager will make distributions in cash, in kind, or partly in cash and partly in kind as Manager may determine. Manager will use its best efforts to make distributions in cash. Manager need not distribute all of the Assets at once, but may make partial distributions.

18.4.2      Distribution of Capital Accounts. The Assets of the Company, after allowing for claims of creditors of the Company, the fees of Manager, claims by Manager for expenses of the Company paid by it, or any other liabilities of the Company, shall be distributed to the Members in accordance with the positive balances in their respective Capital Accounts as such Capital

Accounts have been adjusted pursuant to Section 7.4. Such distribution shall occur by the later of the end of the taxable year in which the liquidation occurs or 90 days after such liquidation. In the case of a distribution in kind of any Assets, each Member shall receive its proportionate share of each Asset distributed, determined in accordance with its Capital Account as such Capital Account has been adjusted to take account of all events prior to such distribution and any unrealized gains or losses at the time of such distribution pursuant to Section 7.4 as though such Assets had been sold immediately prior to their distribution for an amount equal to their fair market value (as determined by nationally recognized independent appraisers or investment bankers). Notwithstanding the preceding sentence, Manager shall use all reasonable efforts consistent with realizing the value inherent in Company Assets to prevent a distribution in kind of any Assets.

18.5         Liquidation Statement.

18.5.1      Provision of Statement. Each of the Members shall be furnished with a statement prepared by the Company, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation. Upon the Company complying with the foregoing distribution plan, the Members shall cease to be such and Manager, may execute, acknowledge and cause to be filed a Certificate of Cancellation of the Company or other appropriate documents evidencing its dissolution and winding up.

18.5.2      Members May Act. Notwithstanding anything to the contrary contained herein, if there is no Manager and the Company has been dissolved, the Members may act for and bind the Company during the winding up period and receive reasonable compensation for such activity as approved by the holders of a majority of the Units owned by the Members.

18.6         Manager’s Liability. Manager shall not be personally liable for the return of all or any part of the contributions of the Members to the Company and any such return shall be made solely from Company Assets.

SECTION 19
“SOLOMON’S CHOICE” AGREEMENT

19.1         “Solomon’s Choice” Agreement. At any time, including without limitation upon any termination of the Development Agreement, any Member shall have the right (i) to terminate its interest as a Member in the Company and to compel the other Member(s) to purchase such Member’s Company Interest, or (ii) if the other Member(s) so elects, to be bound to purchase all of the other Member’s Company Interests pursuant to the terms and conditions set forth below in this Section 19.

19.2         Buy-Sell Notice. If any Member desires to enforce the terms of the “Solomon’s Choice” election set forth in Section 19.1 above, such Member (hereinafter, the “Offeror”) shall deliver written notice (the “Buy-Sell Notice”) to the other party (hereinafter, the “Offeree”). The Buy-Sell Notice shall state that it is the Offerer’s intention to terminate its interest as a Member and to enforce the provisions of this Section 19 (“Solomon’s Choice Agreement”).

19.3         Purchase Price. Within thirty (30) days after Offeror’s delivery to Offeree of the Buy-Sell Notice, the Company’s accountant (which shall be a nationally recognized accounting firm) shall calculate the purchase price for each Member’s interest in the Company pursuant to this Section 19.3 (the “Purchase Price”) as follows: the accountant, using the latest Acquisition Pro Forma (as such term is defined in the Development Agreement) as appropriately updated to reflect current activities up to the date of calculation, Project Budget and any and all necessary current accounting books and records for the Project and the Company, shall calculate the net amount of cash that would then be due and payable to each Member pursuant to this Operating Agreement. The accountant shall distribute a copy of its calculations to each Member as soon as available. The Purchase Price for each Member’s interest shall be the amount of cash that would then be distributable to such Member under this Operating Agreement. In performing his calculations, the accountant shall strictly abide by the terms and conditions of this Agreement and the Development Agreement in determining the Purchase Price for the Members’ interests and shall be prohibited from making any subjective allocations, valuations or prorations, it being the intent of the parties hereto that the accountant is solely calculating the amount of cash that would be payable to Offeree on the one hand, and Offeror on the other hand, if no further costs and expenses were incurred or revenue received after the date of such calculation; provided, however, upon the closing, the Purchase Price shall be adjusted for actual income and expenses received and incurred during the period of time from the date of the delivery of the buy-sell Notice to the date of the closing of the purchase, with such adjustments to be determined by the Owner’s accountant in its reasonable judgment.

19.4         Offeree’s Buy-Sell Election. Offeree shall have thirty (30) days after the date the Purchase Price is determined in accordance with Section 19.3 above, by delivering written notice to Offeror (the “Election”) to either (i) agree to purchase all of the Offeror’s interest at the Purchase Price applicable thereto or (ii) agree to sell to Offeror all of Offeree’s interest at the Purchase Price applicable thereto. If Offeree fails to provide an Election in a timely manner, it shall be deemed to have elected to sell its interest to Offeror pursuant to clause (ii) above.

19.5         Offeree’s Purchase of Offeror’s Interest. If, as a result of the foregoing provisions, Offeree elects to purchase all of Offeror’s interest, then. Offeree shall close the total purchase of the Offeror’s interest by paying to Offeror the total Purchase Price applicable thereto in cash within thirty (30) days following delivery of the Election. At the closing, each party shall execute and deliver such documents as may be reasonably requested by any of them in connection with the transfer of their respective interests.

19.6         Offeror’s Purchase of Offeree’s Interest. If as a result of the foregoing provisions, Offeree elects to sell to Offeror all of Offeree’s interest, then Offeror shall purchase Offeree’s Interest for the applicable Purchase Price, and within ten (10) Business Days after delivery of the applicable Election or, if no Election is delivered, the expiration of the time period in which the Election could have been delivered, Offeror shall pay to Offeree 25% of the Purchase Price, if the Purchase price is less than $1,000,000, or, if the Purchase Price is more than $1,000,000, the greater of (a) twenty-five percent (25%) of the Purchase Price or (b) the sum of $1,000,000, which shall be applied to the Purchase Price for the Offeree’s interest if Offeror closes the purchase of the Offeree’s interest, but shall be non-refundable liquidated damages if Offeror thereafter fails to close the proposed purchase of Offeree’s interest by paying to Offeree the total Purchase Price applicable thereto in cash within thirty (30) days following delivery of the Election; and (d) Offeror may extend the closing of the purchase of the Offeree’s Interest by an additional forty-five (45) days if Offeror pays to Offeree an amount equal to twenty-five percent (25%) of the Purchase Price of the Offeree’s interest on or before an additional thirty (30) days following delivery of the applicable Election, which sum shall be applicable to the Purchase Price of the Offeree’s interest, if Offeror closes the proposed purchase of Offeree’s interest, but shall be nonrefundable liquidated damages if Offeror thereafter fails to close such purchase.

19.7         Failure to Close Purchase. The failure of a Member to close the purchase of the other Members’ interests as required in accordance with the provisions of this Section 19  shall constitute a default on the part of such Member and, without limiting the rights or remedies of the other Member: (a) such default shall be deemed to constitute an offer and election on the part of the defaulting party to sell all of its interest to the non-defaulting party at a price equal to 80% of the Purchase Price for the defaulting party’s interest. If the non-defaulting party accepts such offer, it shall be entitled to close the purchase in accordance with the provisions of Section 19.5 or 19.6 above, whichever is applicable; and (b) the parties acknowledge that, in the event of such default by the defaulting party, damages at law will be an inadequate remedy and, accordingly, the defaulting party’s obligations under this Section 19 may be enforced by specific performance.

19.8         Minimum Purchase Price for Hearthstone Affiliate’s Interest. Notwithstanding anything to the contrary set forth in this Article 19, if the Hearthstone Affiliates are selling their interest in the Company, a prepayment penalty equal to the amount of that portion of Hearthstone’s standard financing points (i.e. 1.75% of total projected revenues, $860, 870) which have not been paid to Hearthstone as of the closing date, shall be included in and become part of the Purchase Price for the interest of the Hearthstone Affiliates. If the Hearthstone Affiliates are instead purchasing the interest of Kimball Hill, they shall be entitled to offset against the Purchase Price of such interest an amount equal to the reasonable costs and expenses they reasonably project they will incur in connection with replacing Kimball Hill and retaining another party as the builder under the Development Agreement. Notwithstanding the foregoing, no prepayment penalty shall be due or payable by Kimball Hill if its purchase of the Hearthstone Affiliates interest occurs after the Residences on the first 32 lots in the Project have been completed.

19.9         Waiver of Lien Rights. Kimball Hill acknowledges that even though it may have elected to purchase the interest of the Hearthstone Affiliates in the Company, and notwithstanding any other provision of this Agreement, Kimball Hill does not have nor is it acquiring any rights whatsoever in the Property or the Project, and until the transfer of such interest has in fact closed, under no circumstances whatsoever, will Kimball Hill acquire legal or equitable or any other interest in the Property. Kimball Hill shall not assert and hereby waives and releases any right to assert, in any legal action or otherwise, any right or interest in the Property and will not record any lis pendens or any similar notice or lien against the Property.

SECTION 20
GENERAL PROVISIONS

20.1         Notices. Except as otherwise provided herein, any notice, distribution, offer or other communication which shall be given to any Member in connection with the Company or this Agreement shall be duly given if reduced to writing and: (a) if to a Member, when personally delivered or if sent by mail, postage prepaid, or telex, telegraph or facsimile transmission when actually received at the last address furnished by the Member pursuant to Section 2.3 for notice purposes at the time of such mailing, telex, telegraph or facsimile transmission (provided that all Members entitled to receive any notice shall receive such notice via the same means); and (b) if to Manager, sent to:

Hearthstone
55 Francisco Street, Suite 700
San Francisco, California 94133
Attention: James Z. Pugash
Facsimile: (415) 249-1519

when personally delivered or if sent by mail, telex, telegraph or facsimile transmission when actually received at the address of Manager set forth above or at such other address as Manager may then have specified pursuant to the terms of this Agreement. Notwithstanding anything herein to the contrary, any notice to the Members requesting a waiver of or amendment to any provision hereof or containing any call for additional Capital Contributions pursuant to Sections 7.1.2 or 7.1.4 shall be sent by overnight messenger or courier to any Member requesting such method of delivery.

20.2         Survival of Rights. This Agreement shall be binding upon, and, as to permitted or accepted successors, transferees and assigns, inure to the benefit of, Manager, the Members and the Company and their respective heirs, legatees, legal representatives, successors, transferees and assigns, in all cases whether by the laws of descent and distribution, merger, reverse merger, consolidation, sale of assets, other sale, operation of law, or, without limitation, otherwise.

20.3         Construction. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against the Members or Manager.

20.4         Section Headings. The captions of the sections in this Agreement are for convenience only and shall not be used in construing or interpreting this Agreement.

20.5         Agreement In Counterparts. This Agreement and any amendments hereto may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement, notwithstanding the fact that all Members are not signatories to the original or the same counterpart.

20.6         Governing Law. This Agreement shall be construed according to the internal laws, and not the laws pertaining to choice or conflict of laws, of the State of Illinois. Venue for any dispute under this Agreement shall be San Francisco, California.

20.7         Additional Documents. Each Member, upon the request of Manager, agrees to perform all further acts and execute, acknowledge and deliver all further documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement, including, but not limited to, acknowledging before a Notary Public any signature heretofore or hereafter made by a Member.

20.8         Severability. Should any portion or provision of this Agreement be declared illegal, invalid or unenforceable in any jurisdiction, then such portion or provision shall be deemed to be severable from this Agreement as to such jurisdiction (but, to the extent permitted by law, not elsewhere) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

20.9         Pronouns. All pronouns and defined terms and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

20.10       Entire Agreement. This Agreement constitutes the entire agreement of the Members and Manager with respect to the Company and supersedes all prior written and prior and contemporaneous oral agreements, understandings and negotiations with respect to the Company.

20.11       Nondiscrimination. During the term of this Agreement, neither the Company nor any of its Affiliates, employees or agents shall unlawfully discriminate against any employee or applicant for employment because of race, religion, color, national origin, ancestry, physical handicap, medical condition, marital status, age (over 40) or sex. The Company and its Affiliates, employees and agents shall assure that the evaluation and treatment of their employees and applicants for employment are free of such discrimination. The Company and its affiliates, employees and agents shall comply with the provisions of the Illinois Human Rights Act (775  ILCS 5/1-101, et seq. The Company and its Affiliates, employees and agents shall give written notice of their obligations under this clause to labor organizations with which they have a collective bargaining or other agreement. The Company shall include the foregoing nondiscrimination compliance provisions in all contracts to perform work or provide services under this Agreement. During the term of this Agreement, the Company, its Affiliates, employees and agents shall conduct their respective activities in accordance with Tide VI of the Civil Rights Act of 1964 and the rules and regulations Promulgated therein.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date first written above.

MANAGER:

HEARTHSTONE,
a California corporation

	By:	/s/ Tracy T. Carver
Tracy T. Carver,
Senior Vice President

HEARTHSTONE AFFILIATES:

Percentage Interest:	HEARTHSTONE-MSII HOMEBUILDING
%	INVESTORS, LLC,
a Delaware limited liability company
Taxpayer ID:
94-3311756
	By:	Hearthstone-MSII Professionals, LLC,
a California limited liability company
Managing Member

		By:	Hearthstone,
a California corporation
Manager

			By:	/s/ Tracy T. Carver
Tracy T. Carver
Senior Vice President

[signatures continue on next page]

Percentage Interest:	HEARTHSTONE-SEPII HOMEBUILDING
%	INVESTORS, LLC,
a Delaware limited liability company
Taxpayer ID:
94-3312836
	By:	Hearthstone-SEPII Professionals, LLC,
a California limited liability company
Managing Member

		By:	Hearthstone,
a California corporation
Manager

			By:	/s/ Tracy T. Carver
Tracy T. Carver
Senior Vice President

KIMBALL HILL

Percentage Interest:	Kimball Hill, Inc.
%	an Illinois corporation

Taxpayer ID:	By:	/s/ Hal Barber
36-2177380	Hal Barber
Senior Vice President

2/19/02

FIRST AMENDMENT
TO
OPERATING AGREEMENT OF
ILLINOIS SHELF PROJECT #23, LLC

Westlake Glens, LLC, the sole member and manager of the Illinois Shelf Project #23, LLC does hereby make the following amendment to the Operating Agreement, dated January 4, 2001 (“Agreement”) pursuant to Section 10.2 of the Agreement as of February 20, 2002:

1.             All references to the name “Illinois Shelf Project #23, LLC” in the Agreement are hereby deleted and the name “The Glens at Westlake, L.L.C.” (“Company”) is inserted in lieu thereof since the name of the Company was changed to “The Glens at Wesilake, LLC.”

2.             The defined terms, “Builder” and “Builder Members” shall mean “Westlake Glen, LLC” and not “Kimball Hill, Inc.”

3.             The defined terms, “Additional Capital Contribution,” “Committed,” “Commitment,” “Hearthstone Affiliates” and “Non-Contributing Hearthstone Affiliates” are hereby deleted.

4.             Section 2.2 is hereby deleted and the following Section 2.2 is inserted in lieu thereof:

2.2           Name, Place Name of Business and Registered Office. The name of the Company shall be The Glens at Westlake, L.L.C., an Illinois limited liability company, or such other name or names as may be selected by Manager from time to time with written notice given to the Members of such change. The principal place of business of the Company shall be 5999 New Wilke Road, Suite 504, Rolling Meadows, Illinois 60008 and the registered office of the Company in Ohio shall be CT Corporation System, 1300 East Ninth Street, Cleveland, Ohio 44114, unless changed by Manager with written notice given to the Members of such change. The Company may also maintain such other offices at such other places as Manager may deem advisable.

5.             Section 6 is hereby deleted and the following Section 6 is inserted in lieu thereof:

SECTION 6
AGENT FOR SERVICE OF PROCESS

CT Corporation System, 1300 East Ninth Street, Cleveland, Ohio 44114, is hereby designated as the agent of the Company upon whom process issued by authority of or under any law of the State of Ohio may be served. Manager may change the designation of the agent for service of process by giving notice to each Member and making any necessary filing with the Secretary of State of the State of Ohio.

6.             Sections 7.1.4, 7.1.6 and the last two sentences of Section 7.2 are hereby deleted.

7.             Sections 8.1.1 and 8.1.3(i) are hereby deleted and the following Section 8.1.1 is inserted in lieu thereof:

8.1.1        Allocations of Profits. The Profits of the Company shall be allocated to the Members as follows:

(a)           First, to any Member with a deficit Adjusted Balance until no Member has a deficit Adjusted Balance:

(b)           Second, to any Member with an Adjusted Balance that is less than such Member’s Unreturned Capital until each such Member’s Adjusted Balance is equal to such Members Unreturned Capital;

(c)           Third, Westlake Glens, LLC.

For purposes of this Agreement, “Unretumed Capital” shall mean a Member’s aggregate Capital Contributions reduced by amounts previously distributed to such Member pursuant to Section 8.3(a).

8.             Section 8.3 is hereby deleted and the following Section 8.3 is inserted in lieu thereof:

8.3           Distributions. Except as otherwise provided in this Section 8.3, after deduction of expenses, fees and reserves, Manager shall have authority to distribute all cash of the Company to its Member within 45 days after the end of each Phase (as defined in the Development Agreement) of the Project, and at such other times as Manager may in its discretion deem appropriate.

9.             The words “Kimball Hill” in Section 9.(a) and “Hearthstone” in Section 9.3 are hereby deleted and the words “Westlake Glens, LLC” are hereby inserted in lieu thereof in those sections. The words, “Hearthstone’s Services” are hereby deleted in Sections 9.3 and the words, “Services of Westlake Glens, LLC are inserted in lieu thereof.

10.           The last sentence in Section 10.1 is hereby deleted.

11.           Section 11.2.1(g) is hereby deleted and the word “and” is inserted after the semi-colon at the end of
Section 11.2.1.(e) and the semi-colon and the word “and” at the end of Section 11.2.1.(f) are deleted and a period is inserted in lieu thereof.

12.           Section 19 is hereby deleted.

13.           Manager’s address shown at Section 20.1 is hereby deleted and the following address is inserted in lieu thereof:

2

Westlake Glens, LLC
Attn: David K. Hill, Manager
c/o 5999 New Wilke Road, Suite 504
Rolling Meadows, Illinois 60008

14.           Section 20.6 is hereby deleted and the following is inserted in lieu thereof:

20.6         Governing Law. This Agreement shall be construed according to the internal laws, and not the laws pertaining to choice or conflict of laws, of the State of Illinois. Venue for any dispute under this Agreement shall be Chicago, Illinois.

15.           All references to “Hearthstone” are hereby deleted and the words “Westlake Glens, LLC” are inserted in lieu thereof.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.

SOLE MEMBER AND MANAGER:

Percentage Interest: 100%	Westlake Glens, LLC

Emp. ID No.:	By:	/s/ David K. Hill
David K. Hill, Manager
c/o 5999 New Wilke Road, Suite 504
Rolling Meadows. Illinois 60008

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